Exhibit 2.1

EXECUTION VERSION

MASTER TRANSACTION AGREEMENT

BY AND AMONG

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP,

MGM GROWTH PROPERTIES LLC,

MGM RESORTS INTERNATIONAL,

MGP LESSOR, LLC

AND

MGM LESSEE, LLC

DATED AS OF MAY 31, 2016

i

ii

MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement (this “Agreement”), by and among MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “OP”), MGM Growth Properties LLC, a Delaware limited liability company (“MGP”), MGM Resorts International, a Delaware corporation (“MGM”), MGP Lessor, LLC, a Delaware limited liability company (the “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (the “Tenant”), is dated as of May 31, 2016. The OP, MGP, MGM, the Landlord and the Tenant are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, as of the date hereof, the Company owns the Borgata Property;

WHEREAS, as of the date hereof, the Company operates the Borgata Hotel Casino & Spa on the Borgata Property;

WHEREAS, as of the date hereof, Holdings owns all of the issued and outstanding membership interests in the Company;

WHEREAS, as of the date hereof, the Landlord and the Tenant are parties to that certain Master Lease Agreement, dated as of April 25, 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “Master Lease”);

WHEREAS, on or prior to the Closing Date, pursuant to the transactions contemplated by that certain Equity Purchase Agreement, by and among MGM, Boyd Atlantic City, Inc., a New Jersey corporation (“Seller”), and Boyd Gaming Corporation, a Nevada corporation, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Equity Purchase Agreement”), MGM will purchase a forty-nine percent (49%) membership interest in Holdings from Seller (the “Borgata Acquisition”);

WHEREAS, on or prior to the Closing Date and in connection with the Borgata Acquisition, Holdings will redeem Seller’s remaining one percent (1%) membership interest in Holdings from Seller (the “Redemption”) such that, as of the Closing, MGM will own, directly or indirectly, all of the issued and outstanding membership interests in both Holdings and the Company;

WHEREAS, the Parties desire that, subject to the terms and conditions set forth herein, on the Closing Date, (a) MGM will cause Holdings to cause the Company to, and the Company will, transfer, assign, convey and deliver to the Landlord the Contributed Assets and the Contributed Liabilities (the “Conveyance”), (b) the Landlord will (i) acquire and accept from the Company all of the Company’s right, title and interest in, to and under all of the Contributed Assets and (ii) accept, assume and agree to faithfully perform, discharge when due and fulfill all of the Contributed Liabilities (the “Assumption”) and (c) the OP will issue Units to Holdings (the “Issuance”), and MGM shall cause Holdings to, and Holdings shall, become a Limited Partner of the OP (as defined in the A&R Partnership Agreement) in accordance with the terms of that certain Amended and Restated Agreement of Limited Partnership of the OP, dated as of April 25, 2016 (as amended, supplemented or otherwise modified from time to time, the “A&R Partnership Agreement”);

WHEREAS, in order to induce the OP to issue the Units to Holdings, MGM is willing to cause Holdings to agree to the rights and restrictions created by this Agreement and to accept all of the terms and conditions of the A&R Partnership Agreement in accordance with the terms thereof with respect to the Units to be issued in connection with the consummation of the transactions contemplated herein; and

WHEREAS, the Parties desire that, subject to the terms and conditions set forth herein, on the Closing Date and immediately following the Conveyance, the Landlord and the Tenant will enter into that certain First Amendment to Master Lease, substantially in the form attached hereto as Exhibit A (the “Master Lease Amendment”), pursuant to which, among other things, the Landlord will lease the Borgata Property to the Tenant.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I -

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“A&R Partnership Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, any other Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition and the definitions of “MGP Parties” and “MGM Parties,” “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, for purposes of this Agreement and the other Ancillary Documents, no MGP Party shall be deemed to be an Affiliate of any MGM Party, and no MGM Party shall be deemed to be an Affiliate of any MGP Party.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Ancillary Documents” means each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including, without limitation, the Master Lease Amendment, the Assumption Agreement and the Conveyance Documents.

“Appraisal” shall have the meaning set forth in Section 7.6.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, and the right to retain all monies, proceeds and recoveries therefrom, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person.

“Assignments of Lease” means four (4) Assignments of Lease with respect to the five (5) parcels of real property comprising the ground leased portion of the Borgata Property, each in form and substance reasonably satisfactory to MGM and MGP.

“Assumed Debt” means an aggregate amount of qualified indebtedness of at least $525,000,000 and up to a maximum amount equal to the greater of (a) $570,000,000 and (b) such amount that would result in the Pro Forma Total Net Leverage Ratio not exceeding 5.5x.

“Assumption” shall have the meaning set forth in the recitals of this Agreement.

“Assumption Agreement” means an Assumption Agreement providing for the assumption by the Landlord of the Assumed Debt, in form and substance reasonably satisfactory to MGM and MGP.

“Bankruptcy and Equity Exception” shall mean the extent to which (a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

“Borgata Acquisition” shall have the meaning set forth in the recitals of this Agreement.

“Borgata Property” means that portion of the Leased Property (as defined in the Master Lease) consisting of the Borgata Hotel Casino & Spa (as set forth in the Master Lease Amendment).

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Chancery Court” shall have the meaning set forth in Section 11.8.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Marina District Development Company, LLC, a New Jersey limited liability company.

“Contributed Assets” means the Borgata Property.

“Contributed Liabilities” means (without duplication) the following, which, for the avoidance of doubt, shall be assumed by the Landlord in connection with the consummation of the Assumption:

(a) except as otherwise limited by this Agreement or any Ancillary Document, all Liabilities to the extent relating to, arising out of or resulting from the Contributed Assets, whether arising before, on or after the Closing, other than property and ad valorem Taxes apportioned to the Company pursuant to Section 2.8;

(b) all property and ad valorem Taxes apportioned to the Landlord pursuant to Section 2.8; and

(c) the Assumed Debt.

Any Liabilities of the Company not expressly referenced in the definition of “Contributed Liabilities” are Retained Liabilities, and all Retained Liabilities shall not be Contributed Liabilities.

“Conveyance” shall have the meaning set forth in the recitals of this Agreement.

“Conveyance Documents” means, collectively, each of the Deed, the Assignments of Lease and the New Jersey Transfer Forms.

“Deed” means a Quitclaim Deed with respect to the fee owned portion of the Borgata Property, in form and substance reasonably satisfactory to MGM.

“Encumbrance” means any objection, lien, pledge, claim, charge, security interest, adverse claim, encumbrance or other right of others or restriction on transfer, or any agreement to give any of the foregoing; provided, that “Encumbrance” shall not include any restrictions on transfer imposed by applicable federal, state and other securities laws.

“Equity Purchase Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Gaming Authority” means the New Jersey Gaming Authorities and, as applicable, those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating gaming or gaming activities in any jurisdiction.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (a) Gaming Authority, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (c) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature, including any arbitral tribunal.

“Holdings” means Marina District Development Holding Co., LLC, a New Jersey limited liability company.

“Holdings Joinder” shall have the meaning set forth in Section 2.7(a)(iii)(A).

“Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Indemnity Payment” shall have the meaning set forth in Section 10.3.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set off) from any third party in the nature of Insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Issuance” shall have the meaning set forth in the recitals of this Agreement.

“Issued Units” shall have the meaning set forth in Section 2.4.

“Landlord” shall have the meaning set forth in the preamble of this Agreement.

“Liabilities” means any and all debts, losses, damages, adverse claims, guarantees, liabilities, costs, expenses, Taxes, interest and obligations, whether accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured, reserved or unreserved, direct or indirect, or determined or determinable, including those arising under any law, claim (including any third Person product liability claim), demand, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, whether in contract, tort, strict liability or otherwise, in each case, including all costs and expenses relating thereto.

“Master Lease” shall have the meaning set forth in the recitals of this Agreement.

“Master Lease Amendment” shall have the meaning set forth in the recitals of this Agreement.

“MGM” shall have the meaning set forth in the preamble of this Agreement.

“MGM Indemnified Parties” shall have the meaning set forth in Section 10.2.

“MGM Parties” means MGM, each Subsidiary of MGM and each other Person (other than a MGP Party) that is controlled directly or indirectly by MGM, in each case immediately after the Closing; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed a MGM Party.

“MGP” shall have the meaning set forth in the preamble of this Agreement.

“MGP Indemnified Parties” shall have the meaning set forth in Section 10.1.

“MGP Parties” means MGP, each Subsidiary of MGP (including the OP) and each other Person that is controlled directly or indirectly by MGP, in each case immediately after the Closing; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed a MGP Party.

“New Jersey Gaming Authorities” means, collectively, the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement, or any governmental agency of the State of New Jersey or its political subdivisions which succeeds to the functions of such agencies.

“New Jersey Transfer Forms” means, collectively, each document required to be delivered and/or filed in connection with the transfer of real property in the State of New Jersey, whether by the grantor or grantee thereof, including, without limitation, the New Jersey Notice of Settlement, Affidavit(s) of Consideration, Seller’s Residency Certification, Nonresident Seller’s Tax Declaration, each as applicable and each in the form(s) prescribed by the New Jersey Division of Taxation, and an affidavit of title in form and substance reasonably satisfactory to MGM.

“OP” shall have the meaning set forth in the preamble of this Agreement.

“OP Credit Agreement” means that certain Credit Agreement, dated as of April 25, 2016, by and among the OP, the financial institutions referred to as Lenders therein and the Administrative Agent referred to therein (as the same may be amended, supplemented or otherwise modified from time to time).

“OP GP” means MGM Growth Properties OP GP LLC, a Delaware limited liability company.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Parties” and “Party” shall have the meanings set forth in the preamble of this Agreement.

“Permitted Encumbrance” shall have the meaning ascribed to such term in the Master Lease.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pro Forma Total Net Leverage Ratio” means the ratio of (a) the Net Funded Total Indebtedness (as defined in the OP Credit Agreement) at the Closing (after giving effect to the consummation of the transactions contemplated hereby) to (b) the annualized Borrower Group EBITDA (as defined in the OP Credit Agreement) based on the most recent fiscal quarter adjusted to give effect to the consummation of the transactions contemplated hereby.

“Proration Period” shall have the meaning set forth in Section 2.8.

“Purchase Price” shall have the meaning set forth in Section 2.4.

“Qualifying Income” shall have the meaning set forth in Section 10.5(a).

“Redemption” shall have the meaning set forth in the recitals of this Agreement.

“Reference Price” shall be an amount equal to $23.03.

“Registration Rights Agreement” shall have the meaning set forth in Section 2.7(a)(i)(C).

“Registration Rights Joinder” shall have the meaning set forth in Section 2.7(a)(i)(C).

“REIT” shall have the meaning set forth in Section 10.5(a).

“Retained Assets” means all of the Company’s right, title and interests in, to and under all of the Company’s business, Assets, properties, contractual rights, goodwill, going concern value, rights and claims, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Company (other than the Contributed Assets).

“Retained Liabilities” means (without duplication) the following, which, for the avoidance of doubt, shall not be assumed by the Landlord in connection with the consummation of the Assumption:

(a) any and all Liabilities of the Company immediately prior to the closing, other than the Contributed Liabilities; and

(b) except as otherwise limited by this Agreement or any Ancillary Document, all Liabilities to the extent relating to, arising out of or resulting from the Retained Assets, whether arising before, on or after the Closing.

“Seller” shall have the meaning set forth in the recitals of this Agreement.

“Special Damages” shall have the meaning set forth in Section 10.7.

“Specified REIT Requirements” shall have the meaning set forth in Section 10.5(a).

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided, that for purposes of this Agreement, (x) the OP and its Subsidiaries shall be treated as (A) Subsidiaries of MGP (and not as Subsidiaries of MGM) and (B) MGP Parties (and not as MGM Parties) and (y) MGP and its Subsidiaries shall not be treated as Subsidiaries of MGM and shall not be treated as MGM Parties.

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign Governmental Entity, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, escheat, and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or U.S. Treasury regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law).

“Tenant” shall have the meaning set forth in the preamble of this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 10.4(a).

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Transfer Taxes” means transfer, sales, use, documentary, filing, recording, value added, stamp and similar Taxes, fees and governmental charges payable in connection with the transactions contemplated by this Agreement.

“Units” means limited partnership units of the OP.

ARTICLE II -

THE TRANSACTIONS

Section 2.1 Conveyance of Contributed Assets.

(a) Subject to the terms and conditions set forth herein and in the Ancillary Documents, at the Closing, MGM shall cause Holdings to cause the Company to, and the Company shall, transfer, assign, convey and deliver to the Landlord, free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances specifically described herein and in the applicable Ancillary Documents, the Contributed Assets, and the Landlord shall acquire, and accept the transfer, assignment, conveyance and delivery of, the Contributed Assets.

Section 2.2 Assumption of Contributed Liabilities.

(a) Subject to the terms and conditions set forth herein and in the Ancillary Documents, at the Closing, MGM shall cause Holdings to cause the Company to, and the Company shall, assign and convey to the Landlord, and the Landlord shall, accept, assume and agree to faithfully perform, discharge when due and fulfill, all Contributed Liabilities, in accordance with their respective terms.

Section 2.3 Issuance of Units.

(a) Subject to the terms and conditions set forth herein and in the Ancillary Documents, at the Closing, the OP shall issue to Holdings, free and clear of all Encumbrances, the Issued Units.

(b) MGM agrees to cause Holdings to accept the rights and restrictions created by this Agreement and the A&R Partnership Agreement with respect to the Issued Units.

(c) At the Closing, concurrently with the Issuance, the Conveyance, the delivery of the Holdings Joinder and the recording of the name of Holdings on the books and records of the OP, Holdings will be admitted as a Limited Partner of the OP, and MGM agrees that Holdings will be bound by the terms and conditions of the A&R Partnership Agreement. The A&R Partnership Agreement shall be amended, in accordance with its terms, to reflect the Issuance and the admission of Holdings as a Limited Partner of the OP thereunder.

Section 2.4 Consideration. The aggregate consideration for the Contributed Assets shall be (a) an aggregate amount equal to (i) $1,175,000,000, minus (ii) the Assumed Debt (such amount, the “Purchase Price”), and (b) the Landlord’s Assumption of the Assumed Debt. The Purchase Price shall be payable by the Issuance of Units by the OP, each of which shall be valued at the Reference Price (such Units being issued in connection with the transactions contemplated hereby, the “Issued Units”). The amount of Assumed Debt shall be (x) determined by MGM, and communicated to MGP (on behalf of the MGP Parties) in accordance with Section 11.10, at least three (3) Business Days prior to the Closing and (y) assumed by the Landlord in connection with the Assumption pursuant to the Assumption Agreement.

Section 2.5 Entry into Master Lease Amendment. Subject to the terms and conditions set forth herein, at the Closing and immediately following the Conveyance, the Assumption and the Issuance, the Landlord and the Tenant shall enter into the Master Lease Amendment.

Section 2.6 Closing. Unless otherwise mutually agreed upon by MGM, on behalf of the MGM Parties, and MGP, on behalf of the MGP Parties, the Parties agree that the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or such other location as shall be mutually agreed upon by MGM, on behalf of the MGM Parties, and MGP, on behalf of the MGP Parties), commencing at 11:00 a.m. Eastern time on the date that is three (3) Business Days following the satisfaction (or waiver) of the conditions set forth in

Section 8.1 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction thereof) (the “Closing Date”).

Section 2.7 Deliveries at the Closing.

(a) On the Closing Date:

(i) the OP shall:

(A) deliver to Holdings (or to MGM, on behalf of Holdings), a duly executed copy of the A&R Partnership Agreement with an amended Exhibit A (“Partners, Contributions and Partnership Interests”) reflecting (A) Holdings’ status as a Limited Partner of the OP and (B) Holdings’ ownership of the Issued Units;

(B) deliver to the other Parties a duly executed certificate from an officer of the OP, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.1 that is applicable to the OP has been satisfied (or waived); and

(C) deliver to MGP and Holdings a duly executed counterpart of a joinder, in form and substance reasonably satisfactory to MGM and MGP (a “Registration Rights Joinder”), evidencing the OP’s acceptance and acknowledgement of Holdings’ agreement to be bound by the terms and conditions of that certain Registration Rights Agreement, by and among MGP, the OP and the investors party thereto, dated as of April 25, 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”).

(ii) MGP shall:

(A) deliver to MGM a certified copy of the resolutions adopted by the conflicts committee of the board of directors of MGP authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(B) deliver to the other Parties a duly executed certificate from an officer of MGP, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.1 that is applicable to MGP has been satisfied (or waived);

(C) cause OP GP to deliver to Holdings consent to the admission of Holdings as a Limited Partner of the OP; and

(D) deliver to the OP and Holdings a duly executed counterpart of the Registration Rights Joinder, evidencing MGP’s acceptance and acknowledgement of Holdings’ agreement to be bound by the terms and conditions of the Registration Rights Agreement.

(iii) MGM shall:

(A) cause Holdings to deliver to the OP a joinder, substantially in the form set forth in the A&R Partnership Agreement and duly executed by Holdings, evidencing Holdings’ agreement to be bound by the terms and conditions of the A&R Partnership Agreement as a Limited Partner of the OP (the “Holdings Joinder”);

(B) deliver to the other Parties a duly executed certificate from an officer of MGM, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.1 that is applicable to MGM, Holdings and the Company has been satisfied (or waived);

(C) cause Holdings and the Company to deliver to the other Parties, as applicable, duly executed counterparts of each of the applicable Ancillary Documents, together with any amounts necessary for the payment of the “New Jersey Realty Transfer Fee”;

(D) cause Holdings to deliver to the OP a property executed affidavit prepared in accordance with U.S. Treasury regulation section 1.1445-2(b) certifying as to Holdings’ non-foreign status; and

(E) cause Holdings to deliver to MGP and the OP a duly executed counterpart of the Registration Rights Joinder, evidencing Holdings’ agreement to be bound by the terms and conditions of the Registration Rights Agreement.

(iv) The Landlord shall:

(A) deliver to the other Parties a duly executed certificate from an officer of the Landlord, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.1 that is applicable to the Landlord has been satisfied (or waived);

(B) deliver to the Tenant a counterpart of the Master Lease Amendment, duly executed by the Landlord;

(C) deliver to the other Parties a duly executed memorandum of lease and subordination, nondisturbance and attornment agreement with respect to the Master Lease, each in form and substance reasonably acceptable to the Parties; and

(D) deliver to the other Parties, as applicable, duly executed counterparts of each of the applicable Ancillary Documents together with any amounts necessary for the payment of the New Jersey “Mansion Tax” and all applicable title insurance, recording fees and any other Transfer Taxes or closing costs (other than the “New Jersey Realty Transfer Fee”) payable in connection with the transfer of real property located in the State of New Jersey.

(v) The Tenant shall:

(A) deliver to the other Parties a duly executed certificate from an officer of the Tenant, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.1 that is applicable to the Tenant has been satisfied (or waived);

(B) deliver to the other Parties a duly executed memorandum of lease and subordination, nondisturbance and attornment agreement with respect to the Master Lease, each in form and substance reasonably acceptable to the Parties; and

(C) deliver to the Landlord a counterpart of the Master Lease Amendment, duly executed by the Tenant.

Section 2.8 Proration. Notwithstanding anything to the contrary contained in this Agreement, property and ad valorem Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Contributed Assets (including real estate Taxes, personal property Taxes and similar Taxes) for any Taxable period which includes but does not end on the Closing Date (the “Proration Period”) will be apportioned and prorated between the Company and the Landlord as of the Closing Date, with the Company bearing the expense of its proportionate share of such Taxes, which shall be equal to the product obtained by multiplying (i) a fraction, the numerator being the number of days in the Proration Period prior to the Closing Date and the denominator being the total number of days in the Proration Period, by (ii) the amount of such Taxes, and the Landlord shall bear the remaining portion of such Taxes; and any refunds of such Taxes for the Taxable period in which the Closing Date occurs shall be apportioned between the Company and the Landlord in a like manner. If the Company, on the one hand, or the Landlord, on the other hand, receives any such refunds after the Closing Date, MGM shall cause the Company, or MGP shall cause the Landlord, as the case may be, to remit the applicable portion of such refunds to the other Party promptly after receipt thereof. Notwithstanding the foregoing, and for the avoidance of doubt, any refunds for Taxes for the Proration Period or otherwise shall be paid over to or retained by the Tenant in accordance with Section 4.1(c) of the Master Lease, and any appeals or contests with respect thereto shall be controlled by Tenant pursuant to Section 12.1 of the Master Lease.

Section 2.9 Waiver of Certain Requirements. The Landlord hereby waives compliance by the Company with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or conveyance of any or all of the Contributed Assets to the Landlord.

Section 2.10 Conveyance and Assignment after the Closing.

(a) To the extent that any Contributed Asset is owned or held by the Company after the Closing, and to the extent that any Retained Assets have been transferred or assigned to, or any Contributed Liability has not been assumed by, the Landlord at the Closing or is owned or held by the Company after the Closing, from and after the Closing:

(i) the OP or MGM, as applicable, shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the other Party or certain of its Subsidiaries designated by such Party, and the OP or MGM, or such Subsidiaries, as applicable, shall accept from MGM or the OP and such applicable Subsidiaries, all of MGM’s or the OP’s or such Subsidiaries’ respective right, title and interest in and to such Contributed Assets or Retained Assets; and

(ii) MGM or the OP, as applicable, or certain Subsidiaries of MGM or the OP designated by such Party, shall promptly accept, assume and agree to faithfully perform, discharge and fulfill all such Liabilities of MGM or the OP in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Assets and the assumption of Liabilities set forth in this Section 2.10, and without any additional consideration therefor: (i) the applicable Party shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and its Subsidiaries’ right, title and interest in and to the applicable Assets to the other Party and its Subsidiaries, and (ii) the applicable Party shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the applicable Liabilities by such Party.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Such Party is a corporation, limited liability company or limited partnership, as applicable, duly organized and validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has all requisite power and authority to carry on its businesses as presently conducted.

(b) Such Party is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and Assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.2 Authority. Such Party has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Party is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Documents to which such Party is a party and the consummation of the transactions contemplated hereby or thereby have been (and such Ancillary Documents to which such Party is a party will be) duly authorized by all necessary corporate or other organizational action on the part of such Party, and no other proceeding (including by its equityholders) on the part of such Party is necessary to authorize this Agreement and the Ancillary Documents to which such Party is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Party is a party will be) duly and validly executed and delivered by such Party and constitute a valid, legal and binding agreement of such Party (assuming this Agreement has been and the Ancillary Documents to which such Party is a party will be duly and validly authorized, executed and delivered by the other Parties hereto and thereto), enforceable against such Party in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 3.3 Consents and Approvals; No Violations. Except as have already been obtained or that will be obtained prior to the Closing, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Party of this Agreement or the Ancillary Documents to which such Party is a party or the consummation by such Party of the transactions contemplated hereby or thereby, except for those the failure of which to obtain or make would not prevent or materially delay the Closing. Neither the execution, delivery and performance by such Party of this Agreement or the Ancillary Documents to which such Party is a party nor the consummation by such Party of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of such Party’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which such Party is a party or (c) violate any Order of any Governmental Entity having jurisdiction over such Party, which in the case of any of clauses (b) through (c) above, would prevent or materially delay the Closing.

ARTICLE IV -

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE OP

The OP hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Valid Issuance. At the Closing, the Issuance of the Issued Units will have been duly authorized by the OP, and when issued and delivered to Holdings in accordance with the terms of this Agreement and in connection with the Conveyance and the Assumption, the Issued Units will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended) and free and clear of all Encumbrances.

ARTICLE V -

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF MGP

MGP hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1 Conflicts Committee Approval. Prior to the date hereof, the conflicts committee of the board of directors of MGP, by unanimous approval of the members of such conflicts committee, has authorized the execution and delivery of this Agreement and the Ancillary Documents to which any MGP Party is a party and the consummation of the transactions contemplated hereby and thereby, such approval constituting “Special Approval” as defined in that certain Amended and Restated Limited Liability Company Agreement of MGP, dated as of April 18, 2016 (as amended, supplemented or otherwise modified from time to time).

ARTICLE VI -

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF MGM

MGM hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 6.1 Title to Contributed Assets. Except as otherwise set forth in the Conveyance Documents, the Company is the record and beneficial owner of and has good and valid title to the Contributed Assets.

ARTICLE VII -

COVENANTS

Section 7.1 Regulatory Approval. From and after the date hereof and until the earlier of (a) the Closing Date or (b) the termination of this Agreement pursuant to Section 9.1, each of the MGM Parties and the MGP Parties, respectively, shall use commercially reasonable efforts to obtain all authorizations, consents, approvals, Orders and permits from, make all filings with, and provide all notices to, all Governmental Entities (including, without limitation, any applicable Gaming Authority) which are required in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 7.2 Access to Information. From and after the date hereof and until the earlier of (a) the Closing Date or (b) the termination of this Agreement pursuant to Section 9.1, upon reasonable notice, each Party shall, and shall cause its authorized representatives to, provide during normal business hours reasonable access to all books and records of such Party to the other Parties hereto and their respective representatives (in a manner so as to not unreasonably interfere with the normal business operations of such Party) and each Party shall furnish promptly to the other Parties and their representatives such information concerning their business, properties, contracts, Assets, Liabilities and employees as the other Parties hereto reasonably request.

Section 7.3 Efforts to Consummate. Subject to the terms and conditions set forth herein, MGM and MGP shall use, and MGM and MGP shall cause the MGM Parties and the MGP Parties, as applicable, to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Documents.

Section 7.4 Public Announcements. The MGM Parties, on the one hand, and the MGP Parties, on the other hand, shall consult with one another and seek one another’s prior written consent prior to issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement or the Ancillary Documents and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided, that each Party may make such announcement which such Party believes in good faith, based on advice of counsel, is necessary in connection with any requirement of law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 7.5 Holdings and Company Joinders. As promptly as practicable following the consummation of the Borgata Acquisition and the Redemption, and prior to the Closing, MGM shall cause each of Holdings and the Company to execute a joinder, in form and substance reasonably satisfactory to the Parties and duly executed by such Person, evidencing each such Person’s agreement to be bound by the terms and conditions herein and in any Ancillary Document to which such Person is a party.

Section 7.6 Appraisal. MGP shall cause Ernst & Young LLP, or an accounting firm mutually agreed upon by MGP and MGM, to perform an appraisal of the Borgata Property (the “Appraisal”) and any other work reasonably determined by MGM and/or MGP necessary to support the characterization of the Master Lease in respect of the Borgata Property as a “true lease” for U.S. federal income Tax purposes. MGP shall use its reasonable best efforts to, and shall assist and cooperate in doing all things necessary, proper and advisable to, cause the Appraisal and such other aforementioned work to be completed as promptly as practicable following the date hereof.

ARTICLE VIII -

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 8.1 Conditions to the Parties’ Obligations to Effect the Closing. The obligations of the MGP Parties and the MGM Parties that are Party to this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction (or, if permitted by applicable law, waiver by the Parties for whose benefit such condition exists) of the following conditions:

(a) The representations and warranties applicable to the MGM Parties (for the benefit of the MGP Parties) and the MGP Parties (for the benefit of the MGM Parties), as set forth in Articles III and VI, shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein) will not prevent or materially delay the consummation of the transactions contemplated hereby;

(b) For the benefit of the MGM Parties, the representations and warranties applicable to MGP and the OP, as set forth in Articles IV and V, shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date) in all respects;

(c) The MGM Parties (for the benefit of the MGP Parties) and the MGP Parties (for the benefit of the MGM Parties) shall have performed and complied with their covenants and agreements hereunder in all material respects;

(d) Each delivery contemplated by Section 2.7 to be delivered to such Party shall have been delivered;

(e) No Order shall be in effect that prohibits the consummation of the transactions contemplated hereby;

(f) The applicable Gaming Authorities shall have approved the transactions contemplated hereby;

(g) MGM, on behalf of the MGM Parties, and MGP, on behalf of the MGP Parties, respectively, shall have reasonably concluded in good faith, based on the Appraisal and other work described in Section 7.6, that the Master Lease in respect of the Borgata Property should qualify as a “true lease” for U.S. federal income Tax purposes; and

(h) The transactions contemplated by the Equity Purchase Agreement (including, without limitation, the Borgata Acquisition) shall have been consummated in accordance with the terms of such agreement, and the Redemption shall have been consummated, such that MGM shall own, directly or indirectly, all of the issued and outstanding membership interests in Holdings and the Company.

Section 8.2 No Frustration of Closing Conditions. No Party may rely on the failure of any condition to the obligations of the other Parties, as set forth in Section 8.1, to be satisfied if such failure was primarily caused by such Party’s failure to perform its obligations hereunder.

ARTICLE IX -

TERMINATION RIGHTS

Section 9.1 Termination of Agreement. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of MGM, on behalf of the MGM Parties, and MGP, on behalf of the MGP Parties;

(b) by either MGM, on behalf of the MGM Parties, on the one hand, or MGP, on behalf of the MGP Parties, on the other hand, if the transactions contemplated hereby shall not have been consummated on or prior to the date that is the one-hundred and eightieth (180th) day after the date hereof (the “Termination Date”), and the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated hereby on or before the Termination Date;

(c) by MGM, on behalf of the MGM Parties, if the Equity Purchase Agreement shall have been terminated in accordance with its terms; or

(d) by either MGM, on behalf of the MGM Parties, on the one hand, or MGP, on behalf of the MGP Parties, on the other hand, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used commercially reasonable efforts to remove such Order.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties shall terminate upon such termination and shall become null and void (and there shall be no Liability or obligation on the part of any Party or their respective officers, directors or equityholders) with the exception of any Liability of any Party for any willful breach of or willful failure to perform any of its obligations under this Agreement prior to such termination (including any failure by a Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). For purposes of this Section 9.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE X -

INDEMNIFICATION

Section 10.1 General Indemnification by MGM. Except (i) as provided in Section 10.3 or (ii) as required by applicable law, MGM shall indemnify, defend and hold harmless each MGP Party and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MGP Indemnified Parties”), from and against any and all Liabilities of the MGP Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Retained Liability or any Liability of a MGM Party other than the Contributed Liabilities, or the failure of any MGM Party or any other Person to pay, perform or otherwise promptly discharge any Retained Liabilities or any Liability of a MGM Party other than the Contributed Liabilities in accordance with its respective terms, whether prior to, on or after the Closing Date; and

(b) any breach by any MGM Party of this Agreement or any of the Ancillary Documents (other than the Master Lease Amendment).

Section 10.2 General Indemnification by the OP. Except (i) as provided in Section 10.3 or (ii) as required by applicable law, the OP shall indemnify, defend and hold harmless each MGM Party and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MGM Indemnified Parties”), from and against any and all Liabilities of the MGM Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Contributed Liability or any Liability of a MGP Party other than the Retained Liabilities, or the failure of a MGP Party or any other Person to pay, perform or otherwise promptly discharge any Contributed Liability or any Liability of a MGP Party other than the Retained Liabilities in accordance with its respective terms, whether prior to, on or after the Closing Date; and

(b) any breach by any MGP Party of this Agreement or any of the Ancillary Documents (other than the Master Lease Amendment).

Section 10.3 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification pursuant to this Article X will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article X; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 10.4 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnified Party receives written notice that a Person (including any Governmental Entity) that is not a MGM Party or a MGP Party has asserted any claim or commenced any action (collectively, a “Third-Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 10.1 or Section 10.2, or any other Section of this Agreement or any Ancillary Document, such Indemnified Party shall give such Indemnifying Party written notice thereof as promptly as practicable (and no later than within twenty (20) days or sooner, if the nature of the Third-Party Claim requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to provide notice in accordance with this Section 10.4(a) shall not relieve the Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice.

(b) Subject to this Section 10.4(b) and Section 10.4(c), an Indemnifying Party may elect to control the defense of (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 10.4(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions to its defense. After receiving notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party and, in any event, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third-Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c) Notwithstanding Section 10.4(b), if any Indemnified Party shall in good faith determine that there would be an actual conflict of interest (whether legal, business or otherwise) if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 10.4(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party. If the Indemnified Party is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e) Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third-Party Claim. Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third-Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 10.4 unless such judgment or settlement is solely for monetary damages, does not impose any expense or obligation on the Indemnified Party, does not involve any finding or determination of wrongdoing or violation of law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third-Party Claim.

Section 10.5 Tax Procedures.

(a) With respect to any period in which MGP has made or will make an election to be taxed as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), notwithstanding any other provisions in this Agreement, any payments to be made by any MGM Party to any MGP Party pursuant to Sections 10.2 or 10.3 for any calendar year shall not exceed the sum of (i) the amount that it is determined will not be gross income of MGP for purposes of the requirements of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”) or would constitute income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), with such determination to be set forth in an opinion of outside Tax counsel selected by MGP, which opinion shall be reasonably satisfactory to MGP, plus (ii) such additional amount that is estimated can be paid to the applicable MGP Party in such Taxable year without causing MGP to fail to meet the Specified REIT Requirements, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to MGP during such Taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent Tax accountants to MGP, and (B) submitted to and approved by MGP’s outside Tax counsel, plus (iii) in the event that MGP receives a ruling from the IRS to the effect that the receipt of the additional amount otherwise to be paid under this Agreement either would constitute Qualifying Income or will not be gross income of MGP for purposes of the Specified REIT Requirements, the aggregate payments otherwise required to be made pursuant to Sections 10.2 or 10.3 (determined without regard to this Section 10.5(a)) less the amount otherwise previously paid under clauses (i) and (ii) above.

(b) At the election of MGP, MGM shall cause the full amount of any payments otherwise to be made by any MGM Party pursuant to Sections 10.2 or 10.3 either to be paid in cash as promptly as reasonably practicable by wire transfer of immediately available funds to an account designated by MGP or to be placed in a mutually agreed escrow account upon mutually acceptable terms (which shall provide that (i) the amount in the escrow account shall be treated as the property of the applicable MGM Party, unless it is released from such escrow account to any MGP Indemnified Party, (ii) all income earned upon the amount in the escrow account shall be treated as the property of the applicable MGM Party and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other Taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the applicable MGM Party whether or not said income has been distributed during such Taxable year and (iii) any portion thereof shall not be released to any MGP Indemnified Party unless and until MGM receives any of the following: (A) a letter from MGP’s independent Tax accountants indicating the amount that it is estimated can be paid at that time to the MGP Indemnified Parties without causing MGP to fail to meet the Specified REIT Requirements for the Taxable year in which the payment would be made, which determination shall be made by such independent Tax accountants or (B) a ruling from the IRS or an opinion of outside Tax counsel selected by MGP such opinion to be reasonably satisfactory to MGP, in each case, to the effect that the receipt of the additional amount otherwise to be paid pursuant to Sections 10.2 or 10.3 either would be excluded from gross income of MGP for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events MGM shall cause the applicable MGM Party to pay to the applicable MGP Indemnified Parties the lesser of the unpaid amounts due pursuant to Sections 10.2 or 10.3 (determined without regard to this Section 10.5) or the maximum amount stated in the letter referred to in clause (iii)(A) above.

(c) Any amount held in escrow pursuant to Section 10.5(b) for five years shall be released from such escrow to be used as determined by the applicable MGM Party in its sole and absolute discretion.

(d) The OP shall bear all costs and expenses with respect to the escrow.

(e) MGM shall cooperate in good faith to amend this Section 10.5 at the reasonable request of MGP in order to (i) maximize the portion of such payment that may be distributed to the MGP Indemnified Party hereunder without causing MGP to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve MGP’s chances of securing a favorable ruling described in this Section 10.5, or (iii) assist MGP in obtaining a favorable opinion from its outside Tax counsel or determination from its Tax accountants as described in this Section 10.5. MGP shall reimburse MGM for all reasonable costs and expenses of such cooperation.

Section 10.6 Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification under this Article X shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including an obligation to provide reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article X shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement.

(b) Any claim for indemnification under this Agreement which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Documents without prejudice to its continuing rights to pursue indemnification hereunder.

(c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In an action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the action as set forth in this Section 10.6(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e) The Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Closing) as either a contribution by or on behalf of MGM to the OP or a distribution by or on behalf of the OP to MGM, as the case may be, occurring immediately prior to the Closing or as a payment of an assumed or retained Liability, and (ii) any payment of interest as Taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable law.

Section 10.7 Remedies Cumulative; Limitations of Liability. The rights provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither MGP or its Affiliates, on the one hand, nor MGM or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the transactions (provided, that any such Liability with respect to a Third Party Claim shall be considered direct damages).

ARTICLE XI -

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) constitutes the entire agreement of the Parties in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the Parties in respect of the subject matter hereof.

Section 11.2 Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

Section 11.3 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred by any Party (whether by operation of law, by contract, or otherwise) without the prior written consent of the other Parties.

Section 11.4 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.6 Governing Law. Except to the extent that the laws of the State of New Jersey must apply, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 11.7 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.8 Jurisdiction and Venue. Each Party (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.10. Nothing in this Section 11.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 11.9 Construction; Interpretation. The term “this Agreement” means this Master Transaction Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

Section 11.10 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by facsimile or e-mail (followed by overnight courier), (c) by delivery by a nationally recognized overnight courier or (d) by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

If to a MGP Party, to:

MGM Growth Properties LLC
6385 So. Rainbow Blvd., Suite 500
Las Vegas, Nevada 89118
Attention:	James C. Stewart, Chief Executive Officer and
Andy H. Chien, Chief Financial Officer
Facsimile:	(702) 693-8123

With copies (which shall not constitute notice to the Company) to:

Conflicts Committee of the Board of Directors of
MGM Growth Properties LLC
6385 So. Rainbow Blvd., Suite 500
Las Vegas, Nevada 89118
Attention: Thomas A. Roberts and Michael Rietbrock

Potter Anderson & Corroon LLP
1313 North Market Street, 6th Floor
P.O. Box 951
Wilmington, Delaware 19801
Attention: Mark A. Morton and Thomas A. Mullen
Facsimile: (302) 658-1192
E-mail: mmorton@potteranderson.com; tmullen@potteranderson.com

If to a MGM Party, to:

MGM Resorts International

3600 Las Vegas Blvd. So.,

Las Vegas, Nevada 89109

Attention: Corporate Legal

Facsimile: (702) 693-8123

With a copy (which shall not constitute notice to the MGM Parties) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello and Sachin Kohli

Facsimile: (212) 310-8007

E-mail: michael.aiello@weil.com; sachin.kohli@weil.com

Section 11.11 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

Section 11.12 Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties and their respective permitted assigns, any rights or remedies under this Agreement.

Section 11.13 Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts by any Party, or (b) waive compliance by any Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

Section 11.14 Remedies; Specific Performance. Except as otherwise expressly provided herein or in any Ancillary Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement or any Ancillary Document (including failing to take such actions as are required of them hereunder or thereunder to consummate the transactions contemplated by this Agreement or any Ancillary Document) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement or any Ancillary Document and to enforce specifically the terms and provisions herein and therein, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.15 Fees and Expenses. Except as otherwise specifically provided for herein or in any Ancillary Document, all fees and expenses incurred in connection with the transactions contemplated herein shall be paid by (a) MGM, if the Party incurring such fees or expenses is a MGM Party and (b) the OP, if the Party incurring such fees or expenses is a MGP Party, whether or not such transactions are consummated.

Section 11.16 Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

MGM GROWTH PROPERTIES LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

MGM RESORTS INTERNATIONAL

By:	/s/ John M. McManus
Name: John M. McManus
Title: Executive Vice President, General Counsel & Secretary

MGP LESSOR, LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

MGM LESSEE, LLC

By:	/s/ John M. McManus
Name: John M. McManus
Title: Secretary

[BORGATA – MASTER TRANSACTION AGREEMENT]

EXHIBIT A

Form of Master Lease Amendment

See attached.

FINAL FORM

FIRST AMENDMENT TO MASTER LEASE

A. This FIRST AMENDMENT TO MASTER LEASE (the “Amendment”) is entered into as of [             ], 2016 (the “Effective Date”), by and between MGP Lessor, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Master Lease (as hereinafter defined).

RECITALS

B. Landlord and Tenant have entered into that certain Master Lease dated as of April 25, 2016 (the “Master Lease”)

C. Landlord and Tenant desire to amend the Master Lease by adding the Borgata Hotel Casino & Spa, Atlantic City, New Jersey, to the Leased Property demised pursuant to the Master Lease and Landlord desires to lease the same to Tenant and Tenant desires to lease the same from Landlord upon the terms set forth in this Master Lease as amended hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Amendment

1.1 Additional Leased Property. Landlord and Tenant hereby agree that from and after the Effective Date, (i) the Borgata Hotel Casino & Spa, Atlantic City, New Jersey (“Borgata”) shall be added to the “List of Facilities” set forth on Exhibit A to the Master Lease, (ii) legal description of Borgata attached hereto as Schedule 1 (Part I) shall be added to Part I of Exhibit B to the Master Lease and the description of ground leases attached hereto as Schedule 1 (Part II) shall be added to Part II of Exhibit B to the Master Lease, (iii) Borgata constitute a portion of the Leased Property, and shall be a Facility, for all purposes under the Master Lease, (iv) Borgata shall be subject to all of the terms and conditions of the Master Lease, as modified by this Amendment and as the same may be further modified from time to time, and (v) Borgata shall be subleased by Tenant to one or more Operating Subtenants pursuant to one or more Operating Subleases in accordance with the Master Lease.

1.2 Base Rent. From and after the Effective Date, the amount of Four Hundred Ninety-Five Million Dollars ($495,000,000) set forth in the definition of “Base Rent” is hereby replaced with the amount of Five Hundred Eighty-Five Million Dollars ($585,000,000).

1.3 Percentage Rent. From and after the Effective Date, the amount of Fifty-Five Million Dollars ($55,000,000) set forth in the definition of “Percentage Rent” is hereby replaced with the amount of Sixty-Five Million Dollars ($65,000,000)

1.4 Identified Subleases. In addition to the Identified Subleases indicated by letter from Landlord to Tenant dated April 25, 2016, the definition of Identified Subleases shall also include those certain leases and/or subleases identified in a supplemental letter of even date herewith from Tenant to Landlord.

1.5 Gaming Licenses. The description of gaming licenses contained on Schedule 2 attached hereto shall be added to Exhibit D to the Master Lease.

ARTICLE II

Reaffirmation of Guaranty

2.1 Reaffirmation of Guaranty. By executing this Amendment, Guarantor acknowledges and agrees that Tenant’s obligations under the Master Lease have been modified by this Amendment and therefore Guarantor’s Obligations (as defined in the Guaranty) have been modified by this Amendment. Guarantor hereby reaffirms the Guaranty and Guarantor’s Obligations thereunder, as modified by this Amendment.

ARTICLE III

New Jersey Regulatory Requirements

3.1 Approval by Casino Control Commission.

(a) The Master Lease and the parties, in each case as it relates to Borgata only, are subject to compliance with the requirements of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., (the “Act”), and the regulations promulgated thereunder.

(b) In accordance with N.J.S.A. 5:12-82c, this Amendment, the Master Lease and any further amendments thereto relating to Borgata must be filed with the New Jersey Casino Control Commission (“Commission”) and the New Jersey Division of Gaming Enforcement and, to the extent that this Amendment, the Master Lease and any further amendment thereto relates to Borgata, the same is effective as to Borgata only if approved by the Commission.

(c) The parties acknowledge and agree that the Master Lease and any transfers or assignments under the Master Lease, in each case to the extent the same relate to Borgata, are subject to the applicable provisions of N.J.S.A. 5:12-82 et. seq.

(d) To the extent required by N.J.S.A. 5:12-82c(10), with respect to Borgata only, each party to the Master Lease is jointly and severally liable for all acts, omissions and violations of the Act by any party, regardless of actual knowledge of such act, omission or violation. Notwithstanding the foregoing, the party violating the Act shall indemnify the non-violating party for any liability incurred by the non-violating party as a result of any such violation in a manner consistent with Article XXI of the Master Lease (which is incorporated herein by reference mutatis mutandis); provided, however, that neither party shall be required to indemnify the other party for any liabilities relating to, arising out of or resulting from any required sale of Borgata pursuant to paragraphs (f-i) of this Section 3.1 below (including, without limitation, the payment of the Borgata Fair Market Value, as finally determined in accordance with this Section 3.1, or any closing costs associated therewith).

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(e) Pursuant to the provisions of N.J.S.A. 5:12-104b, the Master Lease as it relates to Borgata only may be terminated by the Commission without liability on the part of Tenant or Landlord if the Commission disapproves of its terms, including the terms of compensation, or of the qualifications of Landlord or Tenant, their respective owners, officers, directors or employees based on the standards contained in N.J.S.A. 5:12-86.

(f) In accordance with the requirements of N.J.S.A. 5:12-82c(5), if at any time during the term of the Master Lease (so long as Borgata remains a Facility under the Master Lease), the Landlord or any person associated with Landlord (other than Tenant or any Operating Subtenant), is found by the Commission to be unsuitable to be associated with a casino enterprise in New Jersey, and is not removed from such association in a manner acceptable to the Commission, then upon written notice delivered by Tenant to Landlord (the “Borgata Purchase Notice”), following such final unstayed decision of the Commission which provides that a purchase of Landlord’s fee and leasehold interest in Borgata is required, Tenant may elect either (a) to require Landlord to sell all (but not less than all) of Landlord’s fee and leasehold interest in Borgata (but no other Facility under the Master Lease) to a third party in the manner provided in, and subject to, Section 1.5 of the Master Lease (except that such sale shall be required, and not at the election, of Landlord); provided, that the Commission does not object, or (b) to purchase all (but not less than all) of Landlord’s fee and leasehold interest in Borgata (but no other Facility under the Master Lease) for an amount equal to 100% of the Borgata Fair Market Value (as finally determined in accordance with paragraph (g) of this Section 3.1 below), which amount shall be payable either in cash, or, if elected by Tenant, in its sole discretion, by delivery of Common Units of the Operating Partnership having a value equal to the Borgata Fair Market Value (as finally determined in accordance with paragraph (g) of this Section 3.1 below), with the value of each Common Unit so delivered being assumed to have a value equal to the fair market value on the date of delivery (as determined in accordance with the Operating Partnership’s Limited Partnership Agreement) of a REIT Class A Share.

(g) The “Borgata Fair Market Value” shall be an amount equal to the fair market value of Borgata based on the amount that would be paid by a willing purchaser to a willing seller if neither were under any compulsion to buy or sell. If the parties are unable to mutually agree upon the Borgata Fair Market Value within 30 days after delivery of the Borgata Purchase Notice, the Borgata Fair Market Value will be determined by Experts appointed in accordance with Section 34.1 in which case Landlord and Tenant shall each submit to the Experts their respective determinations of the Borgata Fair Market Value. The Experts may only select either the Borgata Fair Market Value set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the Borgata Fair Market Value as the conclusive determination of the Borgata Fair Market Value.

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(h) In the event that Tenant has elected to purchase Borgata, the closing of the purchase and sale of Borgata shall occur not later than 90 days after determination of the Borgata Fair Market Value, or such other time as may be directed by the New Jersey Gaming Authorities. At such closing, the Landlord shall deliver to the Tenant all fee and leasehold title to Borgata, free and clear of any liens, claims or other encumbrances other than (A) any liens and encumbrances created or in place as of the date of this Amendment and (B) any liens and encumbrances caused by Tenant or as permitted by the Master Lease. Landlord shall use all its commercially reasonable efforts to deliver title to Borgata in the condition required in this Section 3.1(f). All closing costs and expenses, including any applicable real property transfer taxes or fees, of conveying Borgata to Tenant shall be allocated between Landlord and Tenant in the manner the same are customarily allocated between a seller and buyer of similar real property located in the State of New Jersey. Upon such closing the Master Lease, as it relates to Borgata only, shall automatically terminate and be of no further force and effect, and Rent under the Master Lease from and after the date of such closing shall be reduced in the manner set forth in Section 14.6 of the Master Lease. Nothing in this Section 3.1 shall be deemed to supersede any provision hereof or of the Master Lease which expressly survives the termination of the Master Lease, and nothing contained in this Section 3.1 shall be deemed to release either party from any obligation or liability relating to any Facility other than Borgata or any obligation or liability relating to Borgata which shall have arisen under the Master Lease prior to the effective date of the sale to Tenant of Borgata.

(i) In the event that Tenant has elected to require Landlord to sell Borgata to a third-party, in connection with the closing of the purchase and sale of Borgata from Landlord to such third-party, Tenant and such third-party shall enter into a Separate Lease and the Master Lease shall be amended in accordance with Section 1.5 to reflect the removal of Borgata from the Master Lease.

ARTICLE IV

Miscellaneous

4.1 No Further Amendment. The Master Lease shall remain in full force and effect, unmodified, except as expressly set forth in Articles I and III above.

4.2 Governing Law. Subject to Section 41.5 of the Master Lease, this Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflicts of laws principals.

4.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

MGP Lessor, LLC

By:
Name:
Title:

TENANT:

MGM Lessee, LLC

By:
Name:
Title:

Guarantor executes this Amendment solely for purposes of the acknowledgement and reaffirmation of Guaranty contained in Article 2 hereof.

GUARANTOR:

MGM Resorts International

By:
Name:
Title:

SCHEDULE 1

Part I

LEGAL DESCRIPTION

[●]

Part II

GROUND LEASE DESCRIPTION

SCHEDULE 2

GAMING LICENSES

	Leased Property	License / Jurisdiction	Original License Date	Regulatory Agency
10.	Borgata